Exhibit 99.2

MURPHY OIL ANNOUNCES EXECUTIVE PROMOTIONS

EL DORADO, Arkansas, December 9, 2011 – Murphy Oil Corporation (NYSE:MUR) announced today the following promotions, effective immediately.

Kevin Fitzgerald has been promoted to Executive Vice President and will continue to serve as the Company’s Chief Financial Officer. Fitzgerald joined the Murphy enterprise in 1982 as Assistant Treasurer of the Company’s contract drilling subsidiary in New Orleans. In 1996, after transferring to El Dorado in 1992, he was named Director, Investor Relations then promoted to Treasurer in 2001. Fitzgerald was promoted to Senior Vice President and Chief Financial Officer in 2007. He received a bachelor’s degree in Accounting from the University of New Orleans, and he is a Certified Public Accountant.

In his new position, Fitzgerald will continue to report to David Wood, President and Chief Executive Officer.

John Eckart has been promoted to Senior Vice President and will continue to serve as the Company’s Controller. Eckart joined Murphy in 1990 as Auditing Manager and was promoted to Assistant Controller in 1995. He was named Controller in 2000 and was promoted to Vice President and Controller in 2007. Eckart holds a bachelor’s degree in Accounting from the University of Arkansas and is a Certified Public Accountant.

In his new position, Eckart will continue to report to Fitzgerald.

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